Exhibit (d)

CIM REAL ASSETS & CREDIT FUND
MULTIPLE CLASS PLAN
INTRODUCTION
CIM Real Assets & Credit Fund (the “Company”) is a statutory trust established under Delaware law. The Company’s Declaration of Trust provides that shares of the Company may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Company is a closed-end management investment company that has applied for exemptive relief (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”) to permit the Company to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads (“CDSCs”) in accordance with Rule 18f-3 of the 1940 Act. Although not directly subject to Rule 18f-3 under the 1940 Act, as a condition to reliance on the Exemptive Order, the Company must comply with the provisions of Rule 18f-3 as if they applied to the Company.

In anticipation of receipt of the Exemptive Order, this Multiple Class Plan (the “Plan”) is adopted by the Board of Trustees (the “Board”) of the Company, including a majority of its trustees who are not “interested persons” (as defined in the 1940 Act) of the Company (the “Independent Trustees”), pursuant to Rule 18f-3(d) under the 1940 Act. This Plan will not be implemented unless and until the Company receives the requested relief.

The Company offers four classes of shares of beneficial interest (“Shares”), designated as Class A, Class I, Class C, and Class L (each, a “Class,” and collectively, the “Classes”). Each Class of Shares represents interests in the same investment portfolio of the Company and has the same rights, preferences, voting powers, restrictions and limitations, except as provided in this Plan.

The Board, including a majority of the Independent Trustees, has determined that this Plan, including the allocation of expenses, is in the best interest of the Company as a whole and each Class of Shares offered by the Company.

GENERAL DESCRIPTION OF CLASSES OFFERED

1.
Class A. Class A Shares will initially be offered at $26.525 per share inclusive of a maximum sales load of 5.75% of the offering price, and thereafter will be offered on a continuous basis at net asset value per share, plus the maximum sales load of 5.75% of the offering price. The Company has adopted a Distribution and Shareholder Service Plan (a “12b-1 Plan”) under Rule 12b-1 under the 1940 Act applicable to Class A Shares. Pursuant to the 12b-1 Plan, Class A Shares of the Company are subject to a distribution and shareholder service fee of 0.25% of the average daily net assets of the Class A Shares of the Fund. Shares bear the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”). Class A Shares bear their Class Expenses, as described below.

2.
Class I. Class I Shares will initially be offered at $25.00 per share, and thereafter will be offered at net asset value per share. Class I Shares also bear their Class Expenses, as described below. Class I Shares will be offered only to investors who meet certain criteria as described in the Company’s registration statement on Form N-2, as may be amended from time to time (the “Registration Statement”). Class I Shares bear their Class Expenses, as described below.

3.
Class C. Class C Shares will initially be offered at $25.00 per share, and thereafter will be offered at net asset value per share. The Company has adopted a 12b-1 Plan applicable to Class C Shares. Pursuant to the 12b-1 Plan, Class C Shares of a Fund are subject to a distribution and shareholder service fee of 0.25% of the average daily net assets of the Class C Shares of the Fund. Class C Shares bear their Class Expenses, as described below.

4.
Class L. Class L Shares will initially be offered at $26.110 per share inclusive of a maximum sales load of 4.25% of the offering price, and thereafter will be offered at net asset value per share, inclusive of the maximum sales load of 4.25% of the offering price. The Company has adopted a 12b-1 Plan applicable to Class L Shares. Pursuant to the 12b-1 Plan, Class L Shares of a Fund are subject to a distribution and shareholder service fee of 0.25% of the average daily net assets of the Class L Shares of the Fund. Class L Shares bear their Class Expenses, as described below.

5.
Initial Investment Amounts. Class A, C and L Shares currently have a minimum initial investment amount of $2,500. Class I Shares currently have a minimum initial investment amount of $1,000,000. These minimums may be changed from time to time by Board vote without requiring shareholder approval. Additionally, the minimums may be changed or waived from time to time in whole or in part, or for certain types of shareholders as disclosed in the Registration Statement, in the Company’s or Dealer Manager’s discretion and without requiring shareholder approval.

6.
Additional Classes of Shares. The Board has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act and the Company’s Declaration of Trust.

INCOME AND EXPENSE ALLOCATION

Except for Class Expenses, all expenses incurred by the Company are allocated among the Class A, Class I, Class C and Class L Shares based on the net assets of the Company attributable to each Class. Among other things, Class Expenses include:

1.	transfer agency fees and shareholder servicing expenses identified as being attributable to a specific Class of Shares;

2.	state securities registration or notification fees incurred by a specific Class of Shares;

3.	SEC registration fees incurred by a specific Class of Shares;

4.	accounting, audit and tax expenses relating to a specific Class of Shares;

5.
fees and other payments made to service providers for holders of a particular Class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services;

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific Class of Shares;

7.	litigation or other legal expenses relating only to a specific Class of Shares;

8.	Trustees’ fees incurred as a result of time spent addressing issues relating only to a specific Class of Shares;

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific Class of Shares; and

10.	such other expenses actually incurred in a different amount by a Class or related to a Class’s receipt of services of a different kind or to a different degree than other Classes.
Expenses of the Company allocated to a particular Class of Shares of the Company are borne on a pro rata basis by each outstanding Share of that Class. Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to this Plan, are allocated to each Class of Shares of the Company on the basis of the net asset value of that Class in relation to the entire net asset value of the Company.
VOTING RIGHTS
Each Class of Shares will have exclusive voting rights with respect to matters that exclusively affect such Class and separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. For example, only Class A Shares, Class C Shares and Class L Shares are subject to distribution and shareholder service fees under their respective 12b-1 Plans. Thus, only Class A shareholders would vote on matters with respect to its 12b-1 Plan, only Class C shareholders would vote on matters with respect to its 12b-1 Plan, and only Class L Shares would vote on matters with respect to its 12b-1 Plan.
EXCHANGES
A Class of Shares of the Company may be exchanged without payment of any exchange fee for another Class of Shares of the Company at their respective net asset values, as provided in the Company’s then-current prospectus.
CLASS DESIGNATION
Subject to the appropriate approval by the Board, the Company may alter the nomenclature for the designation of one or more Classes of Shares.

ADDITIONAL INFORMATION
This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class of Shares of the Company; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for the Company contains additional information about the Classes, the Company and the Company’s multiple class structure.
DATE OF EFFECTIVENESS

After approval by a majority of the Board, including a majority of the Independent Trustees, this Plan will become effective upon the later of the commencement of the Company’s operations or the Company’s receipt of exemptive relief from the SEC. This Plan may be amended from time to time by the Board in accordance with Rule 18f-3 under the 1940 Act.

Adopted: August 29, 2019

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